UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )
Filed by the Registrant    ☒
Filed by a Party other than the Registrant    ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Costco Wholesale Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a(6)(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ________________________________________________________________________________

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

999 Lake Drive
Issaquah, Washington 98027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:
The Annual Meeting of the Shareholders of Costco Wholesale Corporation (the “Company”) will be held at the Meydenbauer Center, Center Hall, 11100 N.E. 6th Street, Bellevue, Washington 98004, on Thursday, January 30, 2014, at 4:00 p.m., for the following purposes:
1.    To elect the four Class III directors nominated by the Board of Directors to hold office until the 2017 Annual Meeting of Shareholders and until their successors are elected and qualified;
2.    To ratify the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2014;
3.    To approve, on an advisory basis, the compensation of the Company’s executive officers for fiscal year 2013 as disclosed in these materials;
4.    To consider a shareholder proposal as described in the accompanying Proxy Statement, if properly presented at the meeting;
5.    To consider a proposal to amend the Company’s Articles of Incorporation to change the method of electing directors; and
6.    To transact such other business as may properly come before the meeting or any adjournments thereof.
Only shareholders of record at the close of business on November 25, 2013, are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present in person or by proxy. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.
Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting. We are mailing to many of our shareholders a notice of availability over the Internet of the proxy materials, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. All shareholders who do not receive such a notice of availability, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.
Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Please do not return the enclosed paper ballot if you are
voting over the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.proxyvote.com 24 hours a day/7 days a week	(800) 690-6903 via touch tone phone toll-free 24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 29, 2014. Have your proxy card in hand when you access the website, and follow the instructions to obtain your records and to create an electronic voting instruction form.
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 29, 2014. Have your proxy card in hand when you call and then follow the instructions.
Your cooperation is appreciated, because a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By order of the Board of Directors,

John Sullivan
Secretary

December 17, 2013

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Shareholders to be Held on January 30, 2014
The Proxy Statement and Annual Report to Shareholders are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=83830&p=irol-irhome

PARKING FACILITY AND DRIVING DIRECTIONS

MEYDENBAUER CENTER
11100 NE 6th Street
Bellevue, Washington

DRIVING DIRECTIONS	PARKING
•   From Seattle via SR-520:

•  Take SR-520 east to I-405 south.
•  Take Exit 13A west to NE 4th Street westbound.
•  Turn right onto 112th Ave NE.
•  Turn left onto NE 6th Street to Meydenbauer Center’s parking garage on the right.

Due to limited parking availability, we encourage you to explore Metro Transit’s commuter services. The Bellevue Transit Center is conveniently located less than a block from Meydenbauer Center.

Meydenbauer Center’s Parking Garage is located at 11100 NE 6th Street. It does not accommodate vehicles over 6’9” tall.

•     From Seattle via I-90:

•  Take I-90 east to I-405 north.
•  Take Exit 13A west to NE 4th Street westbound.
•  Turn right onto 112th Avenue NE.
•  Turn left onto NE 6th Street to Meydenbauer Center’s parking garage on right.

Bellevue Corporate Plaza Garage handles overflow parking for Meydenbauer Center. It is located at NE 6th Street on 110th Ave. NE. Proceed up the hill past Meydenbauer Center. Turn right at the light, and left into the parking structure.

Parking in these two facilities for this event will be paid by the Company. As you leave, tell the attendant you attended Costco’s Shareholders Meeting.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
January 30, 2014

SOLICITATION AND REVOCATION OF PROXY
Proxies in the form furnished are solicited by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on January 30, 2014, or any adjournments (the “Annual Meeting”). The individuals named as proxies are Jeffrey H. Brotman and W. Craig Jelinek. A Notice of Internet Availability of Proxy Materials was first sent to shareholders and the accompanying notice of meeting, this Proxy Statement and the form of proxy are first being made available to shareholders on or about December 20, 2013.
All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Directors unanimously recommends a vote:

1.	FOR the nominees for director listed in these materials and on the proxy;

2.	FOR the ratification of the selection of the Company’s independent auditors;

3.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials; and

4.	AGAINST the shareholder proposal.
With respect to proposal 5 to amend the Articles of Incorporation, the Board of Directors makes NO RECOMMENDATION, but all members of the Board have advised the Company that in their individual capacities as shareholders they intend to vote AGAINST the proposal.
In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. With respect to the proposal to amend the Articles of Incorporation, in the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted ABSTAIN. A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the Annual Meeting.
Only shareholders of record at the close of business on November 25, 2013 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 439,721,762 shares of common stock outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.
A majority of the common stock entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum.

Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of proposals 1 through 4 and will have the same effect as a vote "against" on proposal 5.
With respect to proposal 1, the election of directors, the four directors receiving the highest number of votes will be elected. The Company’s bylaws provide that in an uncontested election for directors a nominee who receives a greater number of “withhold” votes than votes “for" shall offer his or her resignation. A committee of independent directors whose election is not at issue will determine and publicly report the action to be taken with respect to the resignation offer. With respect to proposals 2 through 4, to approve each proposal the votes that shareholders cast “for” must exceed the votes that shareholders cast “against.” Proposal 5 will be passed only if approved by two-thirds of the votes entitled to be cast on the proposal.
If your shares are held by a broker or other financial institution on your behalf (that is, in “street name”), and you do not instruct that firm as to how to vote these shares, Nasdaq rules allow the firm to vote your shares only on routine matters. Proposal 2, the ratification of the selection of the Company’s independent auditors for fiscal 2014, is the only matter for consideration at the meeting that Nasdaq rules deem to be routine. For all other proposals, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.” Please instruct your broker or other financial institution so your vote can be counted.
In addition to mailing the Notice of Internet Availability of Proxy Materials to shareholders, the Company has asked banks and brokers to forward copies of the Notice of Internet Availability of Proxy Materials, and upon request paper copies of the proxy materials, to persons for whom they hold stock of the Company and to request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. Georgeson Inc. may solicit proxies at a cost we anticipate will not exceed $20,000.
NOTE ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this Proxy Statement, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Forms 10-K and 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
PROPOSAL 1: ELECTION OF DIRECTORS
The Board of Directors is divided into three classes. Directors are elected by class, for three-year terms. Successors to the class of directors whose term expires at any annual meeting are elected for three-year terms. Each of Susan L. Decker, Richard M. Libenson, John W. Meisenbach and Charles T. Munger is nominated as a member of Class III, to serve for a three-year term until the annual meeting of shareholders in 2017 and until his or her successor is elected and qualified. All nominees are current directors.
Each nominee has indicated a willingness and ability to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as will be designated by the Board. The proxies being solicited will be voted for no more than four nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present.
The following candidates for election have been nominated by the Board based on the recommendation of the Nominating and Governance Committee. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a director, the Board believes that each nominee has demonstrated: outstanding achievement in his or her professional career; relevant experience; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties. We also believe that our directors collectively have the skills and experience that make them well-suited to oversee the Company. They are established leaders in important areas of business, academia, government service, and other public and non-profit service. In addition, members of our Board have had a great diversity of experiences and bring a wide variety of views that strengthen their ability to guide our Company.
The Board of Directors unanimously recommends that you vote FOR Proposal 1.
Directors
The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

Name	Current Position With the Company	Age	Expiration of Term as Director
Jeffrey H. Brotman	Chairman of the Board of Directors	71	2015
Benjamin S. Carson, Sr., M.D.	Director	62	2016
Susan L. Decker	Director	51	2014
Daniel J. Evans	Director	88	2015
Richard A. Galanti	Executive Vice President, Chief Financial Officer and Director	57	2015
William H. Gates	Director	88	2016
Hamilton E. James	Lead Independent Director	62	2016
W. Craig Jelinek	President, Chief Executive Officer and Director	61	2016
Richard M. Libenson	Director	71	2014
John W. Meisenbach	Director	77	2014
Charles T. Munger	Director	89	2014
Jeffrey S. Raikes	Director	55	2015
Jill S. Ruckelshaus	Director	76	2016
James D. Sinegal	Director	77	2015
Set forth below is information with respect to each director of the Company, which as used below means Costco Wholesale Corporation and includes its predecessor company, Costco Wholesale Corporation, as it existed prior to the 1993 merger with The Price Company.
Jeffrey H. Brotman is the Chairman of the Board of the Company. Mr. Brotman is a co-founder of the Company and has been Chairman of the Board since the Company’s inception, except from October 1993 to December 1994, when he was Vice Chairman. Mr. Brotman’s qualifications to serve on the Board include his roles as a co-founder of the Company and Chairman of the Board, his extensive knowledge of our Company’s business developed over the course of his long career here, and his previous service on the boards of other public companies.
Benjamin S. Carson, Sr., M.D. has been a director of the Company since May 1999. From 1984 to 2013 he was a Professor and Director of Pediatric Neurosurgery at Johns Hopkins Medicine, where he is now

Professor Emeritus. Dr. Carson has also served as a director of Kellogg Company since 1997. He has written extensively and is a frequent speaker on a variety of topics, including pediatric neurology, motivation and self-help for children, and community involvement. Dr. Carson’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the board of another public company, and his important role in one of the nation’s leading institutions of higher learning.
Susan L. Decker has been a director of the Company since October 2004. She has been a principal of Deck3 Ventures LLC, a consulting and advisory firm in Menlo Park, California, since 2009. She served as Entrepreneur-in-Residence at Harvard Business School during the 2009-10 school year, where she was involved in case development activities and helped develop and teach the Silicon Valley Immersion Program for Harvard Business School. Ms. Decker was President of Yahoo! Inc. from June 2007 to April 2009. Prior to becoming President, she served as the head of one of Yahoo!’s two major business units, the Advertiser and Publisher Group, and as Executive Vice President and Chief Financial Officer from June 2000 to June 2007. She is a director of Berkshire Hathaway Inc., Intel Corporation, and LegalZoom.com and was previously a director of Pixar. Ms. Decker’s qualifications to serve on the Board include the knowledge and experience she has gained, and contributions she has made, during her tenure as a director of our Company, her service on the boards of other public companies, and her broad-ranging experiences, including senior leadership positions, in the areas of finance, technology and marketing.
Daniel J. Evans has been a director of the Company since January 2003. He has been the chairman of Daniel J. Evans Associates, a consulting firm, since 1989. From 1983 through 1989, he served as a U.S. Senator for the State of Washington, and he was the President of The Evergreen State College from 1977 through 1983. From 1965 through 1977, he served as Governor of the State of Washington. Mr. Evans serves on the boards of NIC Inc. and Archimedes Technology Group. Mr. Evans’ qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in government and public service.
Richard A. Galanti has been a director of the Company since January 1995, and Executive Vice President and Chief Financial Officer of the Company since October 1993. Mr. Galanti’s qualifications to serve on the Board include his extensive knowledge of the Company’s business developed over the course of his long career here, particularly in the areas of finance and financial reporting.
William H. Gates has been a director of the Company since January 2003. He has been the Co-Chair of the Bill & Melinda Gates Foundation since its inception. He has served as trustee, officer and volunteer for more than two dozen Northwest organizations, including the Greater Seattle Chamber of Commerce and King County United Way. In 1995, he founded the Technology Alliance. From 1964 until 1994 Mr. Gates was a partner in the law firm of Preston, Gates & Ellis and predecessor firms. Mr. Gates’ qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company and his broad-ranging experiences in the legal profession, one of the country’s largest foundations, and other public-service positions.
Hamilton E. James has been a director of the Company since August 1988 and the Lead Independent Director since 2005. He is President and Chief Operating Officer of The Blackstone Group, a global alternative asset manager and provider of financial advisory services, and a member of the board of directors of its general partner, Blackstone Group Management L.L.C. He was previously a director of Credit Suisse First Boston USA, Inc. Mr. James’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company and his broad-ranging experiences in the financial services industry, including senior leadership positions.
W. Craig Jelinek has been a director and President of the Company since February 2010, and Chief Executive Officer since January 1, 2012. Mr. Jelinek previously was President and Chief Operating Officer from February 2010 until January 2012, and was Executive Vice President in charge of merchandising beginning in 2004. He spent the previous twenty years in various management positions in warehouse operations.

Mr. Jelinek’s qualifications to serve on the Board include his extensive knowledge of our Company’s business developed over the course of his long career here, particularly in the areas of operations and merchandising.
Richard M. Libenson has been a director of the Company since 1993 and has served as a consultant to the Company since that time. He was a founder and director of The Price Company from its formation in 1976 until it merged with the Company in 1993, and was an executive officer of The Price Company from 1976 until October 1989. Mr. Libenson’s qualifications to serve on the Board include his roles as a long-serving consultant to the Company and his extensive knowledge of our Company’s business developed over the course of his long career here and with The Price Company.
John W. Meisenbach has been a director of the Company since its inception. He is President of MCM, A Meisenbach Company, a financial services company, which he founded in 1962. He also currently serves as a director of Expeditors International and M Financial Holdings. Mr. Meisenbach is a trustee of the Elite Fund, an investment company registered under the Investment Company Act of 1940. Mr. Meisenbach’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in the insurance industry.
Charles T. Munger has been a director of the Company since January 1997. He is Vice Chairman of the Board of Directors of Berkshire Hathaway Inc., and Chairman of the Board of Directors of Daily Journal Corporation. Mr. Munger’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in the areas of investments, finance, and insurance.
Jeffrey S. Raikes has been a director of the Company since December 2008. He has been the Chief Executive Officer of the Bill & Melinda Gates Foundation since September 2008. Mr. Raikes held several positions with Microsoft Corporation from 1981 to 2008, including President of the Business Division from 2005 to 2008. Mr. Raikes qualifications to serve on the Board include broad-ranging experiences, including senior leadership positions, in the areas of technology and marketing and at one of the country’s largest foundations.
Jill S. Ruckelshaus has been a director of the Company since February 1996. Ms. Ruckelshaus serves on the boards of various non-profit organizations. Previously she was a director of Lincoln National Corporation. Her qualifications to serve on the Board include the knowledge and experience she has gained, and contributions she has made, during her tenure as a director of our Company, her service on the boards of other public companies, and her broad-ranging experiences in government and other public service.
James D. Sinegal was Chief Executive Officer of the Company until his retirement on December 31, 2011. He was also President until February 2010 and served as a non-officer employee from January 2012 through April 2013. Mr. Sinegal is a co-founder of the Company and has been a director since its inception. Mr. Sinegal’s qualifications to serve on the Board include his roles as a co-founder of the Company, President, and Chief Executive Officer, his extensive career in the retail industry, and his knowledge of our Company’s business developed over the course of his long career here.
No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of the Company.
Committees of the Board
The Board has determined that each member of the Audit, Compensation and Nominating and Governance committees meets Nasdaq listing standards regarding “independence,” including applicable committee independence requirements. Each committee has a written charter, which may be viewed at our website at www.costco.com through the Investor Relations page. Directors deemed independent are Mses. Decker and Ruckelshaus and Messrs. Carson, Evans, Gates, James, Munger and Raikes, who constitute a majority of the Board. The non-executive directors of the Company meet in executive session presided over by the Lead Independent Director at no less than two meetings of the Board each year.

Audit Committee.    The functions of the Audit Committee include (among others):

•	providing direct communication between the Board and the Company’s internal and external auditors;

•	monitoring the design and maintenance of the Company’s system of internal accounting controls;

•	selecting, evaluating and, if necessary, replacing the external auditors;

•	reviewing the results of internal and external audits as to the reliability and integrity of financial and operating information;

•
maintaining procedures for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing the relationships between the Company and the external auditors to ascertain the independence of the external auditors.
The members of the committee are Messrs. Munger (chair), Evans and Ms. Decker. The Board has determined that Mr. Munger is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee met seven times during fiscal 2013. A report of the Audit Committee is set forth below.
Compensation Committee.    The Compensation Committee’s function is to review the salaries, bonuses and stock-based compensation provided to executive officers of the Company and to oversee the overall administration of the Company’s compensation and stock-based compensation programs. Except with respect to setting the compensation of the chief executive officer, the committee may delegate its authority to a subcommittee of the committee (consisting either of a subset of members of the committee or any members of the Board who would be eligible to serve on the committee). In addition, to the extent permitted by applicable law, the committee may delegate to one or more executive officers of the Company the authority to grant stock options and other stock awards to employees who are not executive officers or members of the Board. The committee has delegated certain authority to the Chief Executive Officer and Chairman of the Board with respect to such awards not involving executive officers. See Compensation Discussion and Analysis below for a further description of the role of the committee. The members of the committee are Messrs. Carson (chair) and Munger and Ms. Ruckelshaus. The Compensation Committee met three times during fiscal 2013. A report of the Compensation Committee is set forth below.
Nominating and Governance Committee.    The functions of the Nominating and Governance Committee are to identify and approve individuals qualified to serve as members of the Board, select director nominees for the annual meeting of shareholders, evaluate the Board’s performance, develop and recommend to the Board corporate governance guidelines, and provide oversight with respect to corporate governance and ethical conduct. The members of the committee are Messrs. Gates (chair) and Evans and Ms. Ruckelshaus. The committee is authorized by its charter to engage its own advisors. The committee approved the nomination of the candidates reflected in proposal 1. The committee met four times in fiscal 2013. The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of shareholders. The committee is responsible for identifying, screening and recommending to the Board candidates for Board membership. When formulating its recommendations, the committee will also consider advice and recommendations from others as it deems appropriate.
The committee will consider shareholder recommendations for candidates to serve on the Board. In accordance with our Bylaws, the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating shareholder’s ownership of Company stock should be sent to the Secretary of the Company. The Company may require additional information, as described in our Bylaws. Our Corporate Governance Guidelines provide that nominees for director will be selected on the basis of, among other things, knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Company’s business environment, all in the context of an assessment of the perceived needs of the Board at the time. Nominees should also be willing to devote adequate time and effort to Board responsibilities. The Nominating and Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on his or her individual merit, taking into account the needs of the Company and the composition of the Board.
We believe that the Company benefits from having directors with a diversity of viewpoints, backgrounds, and experiences. Currently, of the fourteen directors on the Board, two are women and one is African American. In addition, as discussed above, our directors bring a diversity of viewpoints and experiences as established leaders in important areas of business, academia, government service, and other public and non-profit service that we believe strengthens the Board’s ability to guide our Company. Pursuant to our Corporate Governance Guidelines, the Nominating and Governance Committee oversees a self-assessment of the Board’s performance every third year. The assessment seeks to identify specific areas, if any, in need of improvement or strengthening, including with respect to the diversity of our Board in terms of viewpoints, backgrounds and experiences.
Formal nomination of candidates by shareholders requires compliance with section 2.1 of the Bylaws. There is otherwise no formal process prescribed for identifying and evaluating nominees, except as described in the Corporate Governance Guidelines.
Corporate Governance Guidelines.    The Board has adopted Corporate Governance Guidelines, which may be viewed at www.costco.com through the Investor Relations page.
Board Structure.    The Corporate Governance Guidelines provide that the Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer and shall be free to choose its Chairman in any way that it deems best for the Company at any given point in time. Currently the positions of Chairman and Chief Executive Officer are filled separately. The Board believes that this structure is appropriate for the Company at this time. As a co-founder of the Company, Mr. Brotman has played a critical role in the growth of the Company, and his role as Chairman is complemented by the role of Mr. Jelinek as president and chief executive officer and a more active participant in day to day management of the Company. In addition, the Board believes that it obtains effective additional board leadership through the role of the Lead Independent Director, currently filled by Mr. James. The Lead Independent Director presides over executive sessions of the Board and otherwise facilitates communication among senior management and the non-employee directors.
The Role of the Board in Risk Oversight.    One of the Board’s functions is to oversee the ways in which management deals with risk. The Board seeks to ensure that management has in place processes for dealing appropriately with risk. It is the responsibility of the Company’s senior management to develop and implement the Company’s short- and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives. Management is responsible for identifying risk and risk controls related to significant business activities and Company objectives, and developing programs to determine the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk, and the support of the risk-controlling behavior and the risk to Company strategy. The Board implements its risk oversight responsibilities primarily through the Audit Committee, which receives management reports on the potentially significant risks that the Company faces and how the Company is seeking to control risk where appropriate. The Audit Committee also oversees issues related to internal control over financial reporting. In more limited cases, such as with risks of significant new business concepts and substantial entry into new markets, risk oversight is addressed as part of the full Board’s engagement with the chief executive officer and management. Board members also often discuss risk as a part of their review of the ongoing business, financial, and other activities of the Company. The Board also has overall responsibility for executive-officer succession planning. The Nominating and Governance Committee also exercises oversight regarding risks associated with corporate governance matters and certain issues relating to the Company’s ethics and compliance programs.

Compensation of Directors
The following table summarizes information regarding director compensation for the non-employee directors of the Company for fiscal 2013.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	All Other Compensation ($)	Total ($)
Benjamin S. Carson, Sr. M.D.	38,000	277,221		315,221
Susan L. Decker	38,000	277,221		315,221
Daniel J. Evans	46,000	277,221		323,221
William H. Gates	39,000	277,221		316,221
Hamilton E. James	35,000	277,221		312,221
Richard M. Libenson	35,000	277,221	327,053[3]	639,274
John W. Meisenbach	35,000	277,221		312,221
Charles T. Munger	45,000	277,221		322,221
Jeffrey S. Raikes	35,000	277,221		312,221
Jill S. Ruckelshaus	41,000	277,221		318,221
James D. Sinegal	13,500	92,407		105,907
_______________________

(1)	Represents the amount of cash compensation received for fiscal 2013 Board service.

(2)
In 2013, the Board of Directors granted 3,000 units of restricted stock (“RSUs”) to each of the non-employee directors (unadjusted for the special cash dividend discussed below), with the exception of Mr. Sinegal, who was an employee until April 2013. He received a pro-rated non-employee director grant of 1,000 shares (unadjusted for the special cash dividend). These grants will vest over a three-year period, subject to the director’s continued Board service, and certain acceleration provisions upon retirement from the Board. This column represents the grant-date fair value of the RSUs granted to each non-employee director in 2013. The grant-date fair value is calculated as the market value of the common stock on the grant date less the present value of the expected dividends forgone during the vesting period. These amounts thus do not reflect the amount of compensation actually received by the non-employee directors during the fiscal year. For a description of the assumptions used in calculating the fair value of equity awards, see Note 1 of our financial statements in our Form 10-K for the year ended September 1, 2013. These awards were adjusted for the special dividend as noted in the "Compensation Discussion and Analysis - Equity Compensation" section of this report.

(3)
Richard M. Libenson has been engaged as a consultant to the Company. For such services, a corporation he owns was paid $300,000 during fiscal 2013. In addition, the Company paid premiums on long-term disability insurance in the amount of $4,641 and premiums for health care insurance in the amount of $15,002. Mr. Libenson received benefits associated with a split-dollar life insurance plan for which the Company paid a premium of $7,410 this fiscal year.

Each non-employee director earns $30,000 per year for serving on the Board and $1,000 for each board and committee meeting attended. Directors are reimbursed for travel expenses incurred in connection with their duties. Through fiscal 2013, each non-employee director received an annual grant of 3,000 restricted stock units (“RSUs”) near the beginning of the fiscal year, except in fiscal 2013 the amount of the grant was adjusted in connection with the special dividend. These RSUs vest one-third annually, beginning on the first anniversary of the date of grant and are subject to accelerated vesting upon the director’s retirement: 50% and 100% after five and ten years of service (respectively). The compensation for non-executive directors was last adjusted in fiscal 2006 and was not reevaluated for fiscal 2013. In fiscal 2009, the Board adopted guidelines, which have been met by all directors, requiring non-executive directors to own and maintain at least 6,000 shares of Company stock by April 2014 or within five years of joining the Board.
In October 2013, as part of approving grant levels for fiscal 2014, the Compensation Committee reduced the number of RSUs granted for nearly all grantees as compared to fiscal 2013 and prior years. Directors will experience grant reductions of 20% in fiscal 2014. The reductions were taken in light of the substantial share price appreciation (over 125%) that has occurred since the inception of the RSU program in 2006.

At the end of fiscal 2013, non-employee directors held the following shares and outstanding equity awards:

Name	Stock Options[1]	Restricted Stock Units[1]	Shares Owned	Total
Benjamin S. Carson, Sr., M.D.	915	6,456	16,500	23,871
Susan L. Decker	—	6,456	34,361	40,817
Daniel J. Evans	—	6,456	16,800	23,256
William H. Gates	—	6,456	38,078	44,534
Hamilton E. James	25,830	6,456	32,120	64,406
Richard M. Libenson	—	42,332	102,595	144,927
John W. Meisenbach	—	6,456	53,475	59,931
Charles T. Munger	12,914	6,456	152,406	171,776
Jeffrey S. Raikes	—	6,456	14,250	20,706
Jill S. Ruckelshaus	—	6,456	18,566	25,022
James D. Sinegal	—	1,076	1,760,971	1,762,047
_______________________

(1)	Stock Options and Restricted Stock Units include the effect of the special cash dividend the Company paid in fiscal 2013 as described in "Compensation Discussion and Analysis - Equity Compensation."
Shareholder Communications to the Board
Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, WA 98027 Attn: Board of Directors. The Company will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

Meeting Attendance
During the Company’s last fiscal year, the Board met five times. Each member of the Board attended 100% of the Board meetings and meetings of the committees on which he or she served, with the exception of Ms. Decker, who missed two Board and Audit Committee meetings, and Ms. Ruckelshaus, who missed one Compensation Committee meeting. As set forth in our Corporate Governance Guidelines, directors are invited and encouraged to attend meetings of shareholders. All directors except two attended the meeting in 2013.
PRINCIPAL SHAREHOLDERS
The following table sets forth information regarding ownership of the common stock by each person known to the Company to own more than 5% of the outstanding shares of the common stock on November 25, 2013.

Name and Address of Beneficial Owner	Shares	Percent[1]
Capital World Investors	23,176,073[2]	5.27%
333 South Hope Street, 55th Floor
Los Angeles, California 90071

(1)
Based on 439,721,762 shares of common stock outstanding on November 25, 2013. In accordance with SEC rules, percent of class as of November 25, 2013, is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(2)	Information based on Form 13F-HR filed with the SEC by Capital World Investors on November 14, 2013.

The following table sets forth the shares of the common stock owned by each director of the Company, each nominee for election as a director of the Company, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group on November 25, 2013.

Name of Beneficial Owner	Shares Beneficially Owned[1]	Options[2]	Total	Percent of Class[3]
Jeffrey H. Brotman	653,879[4]	161,445	815,324[4]	*
W. Craig Jelinek	237,228	122,166	359,394	*
Benjamin S. Carson, Sr., M.D.	25,356	915	26,271	*
Susan L. Decker	43,217	—	43217	*
Daniel J. Evans	25,656[5]	—	25,656[5]	*
Richard A. Galanti	60,332[6]	35,000	95,332[6]	*
William H. Gates	46,934	—	46,934	*
Hamilton E. James	40,976	12,915	53,891	*
Richard M. Libenson	126,160[7]	—	126,160[7]	*
John W. Meisenbach	62,331[8]	—	62,331[8]	*
Charles T. Munger	161,262[9]	12,914	174,176[9]	*
Jeffrey S. Raikes	23,106	—	23,106	*
Jill S. Ruckelshaus	27,422	—	27,422	*
James D. Sinegal	1,738,950[10]	—	1,738,950[10]	*
Joseph P. Portera	99,921	—	99,921	*
Paul G. Moulton	79,652	—	79,652	*
All directors and executive officers as a group (24 persons)	4,085,332	372,262	4,457,594	1.01%
 _______________________

*	Less than 1%

(1)	Includes RSUs outstanding.

(2)
All options are currently exercisable. Includes the effect of adjustments made for the special dividend as noted in the "Compensation Discussion and Analysis - Equity Compensation" section of this report.

(3)
Based on 439,721,762 shares of our common stock outstanding, 9,076,609 RSUs outstanding, and 1,815,577 options exercisable on November 25, 2013. In accordance with SEC rules, percent of class as of November 25, 2013, is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(4)
Includes 576,703 shares held by a trust of which Mr. Brotman is a principal beneficiary. Mr. Brotman disclaims any beneficial ownership of such shares. Also includes 20 shares owned by a trust for the benefit of Mr. Brotman’s son.

(5)	Includes 1,979 shares held by a trust of which Mr. Evans is a trustee.

(6)	Includes 7,000 shares owned by a limited liability company.

(7)	Includes 102,595 shares held by trusts of which Mr. Libenson is a trustee and beneficiary.

(8)	Includes 50,000 shares held by a trust of which Mr. Meisenbach is the principal beneficiary, of which he may be deemed to be beneficial owner.

(9)	Includes 19,565 shares held by a charitable foundation funded and controlled by Mr. Munger.

(10)
Includes 815,646 shares owned by a limited liability company of which Mr. Sinegal and his wife are co-managers. Also includes 56,000 pledged shares. The pledge was reviewed and approved in accordance with the Corporate Governance Guidelines. See page 16.

Equity Compensation Plan Information
(at Fiscal Year-End)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(A)	Weighted-average exercise price of outstanding options, warrants and rights ($)(B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))(C)
Equity compensation plans approved by security holders	12,027,947	39.70	11,174,000
Equity compensation plans not approved by security holders	—	—	—
Total	12,027,947	39.70	11,174,000
  _______________________

(A)
Includes 10,081,214 shares of common stock issuable upon vesting of outstanding RSUs granted under the Sixth Restated 2002 Stock Incentive Plan (Sixth Plan) and predecessor plans. Includes the effect of adjustments made for the special dividend as noted in "Compensation Discussion and Analysis - Equity Compensation."

(B)	The weighted-average exercise price does not include the shares issuable upon vesting of RSUs, which have no exercise price. Includes the effect of adjustments made for the special dividend.

(C)	Available for issuance under the Sixth Plan, assuming issuance as RSUs. Includes the effect of adjustments made for the special dividend.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Following is a discussion and analysis of our compensation programs as they apply to our Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated individuals who were serving as executive officers at the end of fiscal 2013 (the “Named Executive Officers”). Our Named Executive Officers for fiscal 2013 were: W. Craig Jelinek, President and Chief Executive Officer; Jeffrey H. Brotman, Chairman of the Board; Richard A. Galanti, Executive Vice President, Chief Financial Officer; Joseph P. Portera, Executive Vice President, COO-Eastern and Canadian Divisions; and Paul G. Moulton, Executive Vice President, Information Systems.
Compensation Philosophy and Objectives
Our compensation programs are designed to motivate our executives and employees to continue to feel part of the Company and to participate in the growth of our business. Historically, the Company believes it has been very successful in attracting and retaining quality employees, achieving low turnover in our executive, staff and warehouse management ranks. In addition, in the judgment of the Compensation Committee the compensation programs have historically contributed to the financial and competitive success of the Company. Accordingly, the Committee believes it is desirable to continue these programs.
At the 2013 Annual Meeting, the advisory shareholder vote on executive compensation was 97% in favor. The Committee determined not to make any changes to the compensation programs after considering the vote. Compensation levels approved by the Committee for the Named Executive Officers for fiscal 2013 are not materially changed from those approved for the prior year.
In October 2013, as part of approving grant levels for fiscal 2014, the Committee reduced the number of RSUs granted for nearly all grantees as compared to fiscal 2013 and prior years. Members of the Board of Directors, the Chief Executive Officer and the Chairman of the Board experienced grant reductions of 20%; executive officers experienced a 16% reduction; for most other grantees the reduction is 10% or 15%. The reductions were taken in light of the substantial share price appreciation (over 125%) that has occurred since the inception of the RSU program in 2006.

Role of the Compensation Committee
The Committee determines the amounts and elements of compensation for our Chief Executive Officer and Chairman. For other executive officers, it reviews the recommendations of the Chief Executive Officer, with which it generally agrees. The Committee’s function is more fully described above, under “Committees of the Board — Compensation Committee.”
During fiscal 2013, the Committee consisted of Dr. Carson (chair), Mr. Munger and Ms. Ruckelshaus. The Committee has authority under its charter to engage compensation consultants but has not used any. The Committee’s primary activity occurs in the fall, following the close of the fiscal year, when the Committee: (i) approves grants of RSUs, including performance targets for RSUs granted to executive officers; (ii) determines whether performance targets have been satisfied for RSUs granted during the prior fiscal year; (iii) approves total compensation levels for executive officers for the fiscal year just concluded, including any salary increases and cash bonuses; and (iv) approves the executive officer cash bonus plan for the current fiscal year.
Elements of Compensation
The components of our executive compensation programs are equity compensation (since fiscal 2006 consisting solely of RSUs), base salary, cash bonuses, and other benefits (primarily consisting of health plans, a 401(k) plan and a deferred compensation plan) and perquisites. The Committee believes that these components are appropriate and are consistent with the Company’s long-standing approach to executive compensation, which has made equity awards the dominant form of compensation.
The Committee did not reevaluate this year whether there is an optimal mix of equity, salary, bonus and other compensation components for each executive officer. Rather, it relied upon the fact that the current structure has been utilized successfully in years past and gave more particular attention to the incremental changes in the components of the mix and the value of the total compensation packages.
RSUs.    RSU grants represent the largest component of compensation, based on their fair value at the time they are granted. The Committee believes that emphasizing this form of compensation above others helps to align the interests of employee-grantees with those of shareholders, both in the shorter term (with the one-year performance conditions) and in the longer term (with time-vesting of up to five years, subject to earlier vesting for long service, as described below). To a lesser extent, the Committee also takes into account that longer-term vesting requirements can help promote executive retention. The Committee considered and rejected a comment by a proxy advisory service that a performance period longer than one-year be adopted for performance conditions; its view is that the general five-year vesting period and the stock ownership requirement provide a significant long-term dimension to the equity awards.
Base salary.    Base salary is the second largest compensation component. This compensation is consistent with the need for executive officers to have predictable cash compensation, which has been subject generally to modest annual adjustments (with the exception of Mr. Brotman, whose salary has remained at the same level since 1999).
Cash bonus.    Cash bonuses are a relatively small component of compensation. They address short-term incentives and are linked to performance during the fiscal year. Historically, at least some portion of the cash bonuses has been paid each year. The Committee believes that maintaining cash bonuses as a modest element of compensation is consistent with preferring long-term equity incentives as being in the greater interest of the Company and its shareholders.
Executive base salaries and cash bonuses are, in the Committee’s view, low compared to the other companies in our peer group, described below under “Peer Companies.”
Other elements and perquisites.    Consistent with its position as a low-overhead operator, the Company has modest perquisites and “other compensation.” A significant component of this compensation is related to helping executives fund their retirement needs (through the 401(k) plan and the deferred compensation plan), recognizing that the Company does not have a traditional retirement plan and that no executive has any agreement to receive severance compensation.

The foregoing components of compensation combine a mix of incentives that are intended to create rewards for shorter-term (twelve months) and longer-term performance (five years and beyond). Shorter-term incentives come primarily from the initial award of RSUs being subject to achievement of at least one one-year performance metric and, to a significantly lesser extent, cash bonuses that are subject to a mix of one-year performance metrics. Longer-term incentives come primarily from the vesting over five years of RSU awards, and, to a lesser extent, share ownership requirements for executive officers, and vesting elements in certain benefit plans (such as the deferred compensation plan and 401(k) retirement plan matches).
The Committee believes that these elements do not promote unreasonable risk-taking behavior. The value of shorter-term incentives (including cash bonus awards with caps and performance conditions for awards of RSUs) is substantially exceeded by longer-term incentives (including equity awards that vest over up to five years) and share ownership requirements, which the Committee believes reward sustained performance that is aligned with shareholder interests. During fiscal 2013, moreover, the Board revised the Company’s Corporate Governance Guidelines to include a “claw back” provision, giving the Committee the power to require the return of incentive compensation that has been earned by improper means.
Peer Companies
For fiscal 2013, the Committee considered executive compensation data obtained from proxy statements for the following peer companies: Wal-Mart Stores, Inc., The Home Depot, Inc., Target Corporation, The Kroger Company, and Lowe’s Companies. This peer group is the same group as was used for fiscal 2012. These companies were selected because they all are recognized as successful retailers and one of them represents the other major membership warehouse operator that is publicly traded. In utilizing the comparative data, the Committee took into account that one of the companies is substantially larger than the Company. The Committee did not use the comparable company data to set mid-points or other specific quantitative comparisons of executive compensation; it used them only for general reference.
Equity Compensation
If fully earned based upon the achievement of performance targets and when fully vested, equity compensation is the largest component of compensation for executive officers. In 2006, the Board determined to replace the stock option award program with awards of RSUs. Since fiscal 2009, RSU grants to all executive officers have been performance-based, with performance-vesting over a one-year period, time-vesting over five years, and vesting for long service contingent upon the executive’s maintaining employment status at the vest date. The Board and the Committee believe that the five-year vesting requirement helps to foster motivation over the longer term. Following satisfaction of performance targets, RSUs become time-vested RSUs that, in the absence of accelerated vesting for long service (described below) vest 20% upon the first anniversary of the grant date (following the determination by the Committee that the performance criteria have been satisfied) and 20% vest over each of the ensuing four years. (Vesting of RSUs awarded to non-executive officers and employees is not performance based.) To the extent time-vesting requirements are met, RSUs are settled and paid in shares of common stock (net of shares withheld for tax purposes). Recipients are not entitled to vote or receive dividends on unvested and undelivered RSUs.
Beginning in fiscal 2009, all officers and employees who receive RSU grants receive accelerated vesting prior to termination if they have achieved long service with the Company (33% vesting credited on the first anniversary of the date of grant after 25 years of service, 66% vesting after 30 years of service, and 100% vesting after 35 years of service, with any remainder vesting ratably over the remaining vesting period). This accelerated vesting entitles officers and employees to receive shares within ten business days of the anniversary of the grant date or of the initial grant date if the years of service requirement has been met prior to the grant date. Interim vesting for long service can occur in the case of certain terminations for RSU grants prior to 2009.
The criteria for the fiscal 2013 performance-based grants were a 3% increase (versus fiscal 2012) of total sales (which was effectively 5%, because of the extra week in fiscal 2012) or pretax income (with both measures based on local currencies). After the end of fiscal 2013, the Committee determined that both goals were exceeded. Accordingly, the executive officers earned all of the RSUs granted, subject to time-based and long-service vesting. All executive officers received accelerated vesting for long service for a portion of these RSUs, with a further time-based vesting occurring on the first anniversary of the grant.
The Board adopted in July 2008 a fixed date of October 22 for RSU grants. The policy allows for exceptions as approved in advance by the Committee. For fiscal 2013, RSU grants were made on October 22, 2012, and the performance criteria for the grants were established in November 2012. All RSU awards in fiscal 2013 were made under the Company’s Sixth Plan, approved by the Company’s shareholders and the only equity plan maintained by the Company.
Special Dividend. During fiscal 2013, the Company paid a special cash dividend of $7.00 per share. As required by the Company’s Sixth Plan, adjustments were made to all awards outstanding on the dividend record date to preserve their value following the dividend, as follows: (i) the number of shares subject to outstanding RSUs was increased; and (ii) the exercise prices of outstanding stock options were reduced and the number of shares subject to such options was increased.
Other Compensation
The Company provides the Named Executive Officers with the benefits offered to all other employees in most respects. The cost of these benefits constitutes a small percentage of each executive’s total compensation. Key benefits include paid vacation, premiums paid for long-term disability insurance, a matching contribution and a discretionary 401(k) plan contribution, and the payment of premiums for health insurance and basic life insurance. In addition, the Company has a non-qualified deferred-compensation plan for the benefit of certain highly compensated employees, including the Named Executive Officers. The plan provides that a certain percentage of an employee’s contributions may be matched by the Company, subject to certain limitations. This match will vest over a specified period of time. The Company does not maintain a pension plan or post-retirement medical plan for any Named Executive Officer. The Company also provides the Named Executive Officers with certain perquisites, including a car allowance. The Committee believes the benefits and perquisites are modest and consistent with its overall objective of attracting and retaining highly qualified executive officers.
Compensation of the Chief Executive Officer and the Chairman of the Board
In addition to considering the Company’s compensation policies generally, the Committee reviews executive compensation and concentrates on the compensation packages for the Chief Executive Officer and the Chairman, believing that these roles are particularly critical to the continued success of the Company. Near the beginning of fiscal 2013, the Committee approved a written employment contract for Mr. Jelinek, related to service during fiscal 2013 as Chief Executive Officer. The agreement provided for an annual base salary of $650,000, unchanged from the prior year. The agreement further provided for a cash bonus of up to $200,000 (unchanged from prior year), determined by the Board or the Committee, and an RSU award determined by the Board or the Committee. Mr. Brotman, who is an executive chairman, does not have an employment agreement. Apart from the change-in-control provision in the Company’s equity plan applicable to all grantees (described below under “Potential Payments Upon Termination or Change-in-Control”), neither Mr. Brotman nor Mr. Jelinek (nor any other employee) has any severance or change-in-control arrangement with the Company.
For fiscal 2013, the Committee granted 53,815 performance-based RSUs to Mr. Brotman and Mr. Jelinek, the same number granted for the prior fiscal year (when adjusted for the special dividend). The Committee determined after the end of the fiscal year that the performance criteria were met, and all of the RSUs were earned, subject to further time-vesting and accelerated-vesting for long service.
Cash bonuses for the Chief Executive Officer and the Chairman of the Board have generally been capped at no more than $200,000 since fiscal 1997. For fiscal 2013, Mr. Brotman and Mr. Jelinek each earned a cash bonus of $88,800. The bonus amounts for Messrs. Brotman and Jelinek were determined by the Committee as follows: (i) up to one-half of bonus eligibility was determined by whether the Company had achieved its pre-tax income goal, which was not fully achieved in fiscal 2013; and (ii) eligibility for the remaining half was determined by applying a percentage representing the amount of bonus received by other executive officers in comparison to their bonus eligibility (approximately 89%). The criteria governing bonuses to these executive officers are described below. As explained below, based on Mr. Jelinek’s recommendation, executive officers received a portion of the Company match of the cash bonus. Messrs. Brotman and Jelinek, however, declined receipt of any portion of the Company match in light of the failure to fully meet the pre-tax income goal.
Compensation of Other Named Executive Officers
The most significant component of the compensation in fiscal 2013 was the award of performance-based RSUs. RSU amounts awarded to Messrs. Galanti, Moulton, and Portera were 26,907 each. The amounts awarded were based on the recommendations of Mr. Jelinek and were the same amounts (before adjustment for the special dividend) as awarded in fiscal 2012. As noted above, the performance criteria were exceeded and the Named Executive Officers earned all of the RSUs granted, subject to further time-vesting and accelerated-vesting for long service.
Salaries for other Named Executive Officers were based upon the recommendation of Mr. Jelinek, who focused on the amount of increase deserved over the prior year’s salary level. Base salary levels increased up to 3% over fiscal 2012 after adjusting for the length of the fiscal years.
The Named Executive Officers (other than Messrs. Brotman and Jelinek) received cash bonuses ranging from approximately $51,500 to $58,000, less than the prior year. Bonus criteria were approved by the Committee in early fiscal 2013, based upon the recommendation of Mr. Jelinek. After the close of the fiscal year, Mr. Jelinek recommended bonus amounts to the Committee for the Named Executive Officers of approximately 64% of the targeted amount ($80,000).
As with other bonus-eligible employees, 50% of the bonus potential is determined by whether the Company attained its internal pre-tax income target. For fiscal 2013 that target was $3.081 billion on a generally accepted accounting principles basis; 99% of the target was achieved; actual pre-tax income was $3.051 billion. Based on Mr. Jelinek’s recommendation, the Committee determined to award only a portion (40%) of the potential. Two events not anticipated at the time of the setting of the original target adversely affected its achievement: (i) the decision of the Board to borrow $3.5 billion in connection with the payment of the $3.05 billion special cash-dividend to shareholders in December 2012, resulting in increased interest expense for fiscal 2013 of $32 million; and (ii) Mr. Jelinek’s determination to engage in more aggressive investment in price reductions, reducing merchandise margin.
Eligibility for the bonus portion not associated with the Company’s pre-tax income target was determined based on goals relevant to the executive officer’s area of responsibility: for those whose responsibilities are operational, the goals related to sales, controllable expenses, inventory shrinkage, and pretax profit in their areas of responsibility; for those whose responsibilities are primarily buying, the goals related to sales, gross margin, inventory shrinkage, and inventory turns in their areas of responsibility; for those whose responsibilities combine operational and buying functions, the goals related to a combination of those described above; and for those whose responsibilities are staff functions, the goals related to a combination of Company-wide operational and buying goals, in addition to qualitative factors relevant to their areas of responsibility. For each officer there is also a small component (approximately 10% of total bonus eligibility) based on the discretion of Mr. Jelinek. Mr. Jelinek is not bound to recommend any specific bonus amount based on these factors; he considers what he believes to be the appropriate bonus in view of all the circumstances. The Committee maintains the discretion to vary from the Chief Executive Officer’s recommendations but historically has deferred to it, as it did this fiscal year. To be eligible for the annual bonus, the individual must be employed by the Company and in the same or similar executive-level position at the time bonus checks are issued (historically in November).
Clawback Policy
In fiscal 2013, the Company adopted a “clawback” policy under which the Company will seek to recover, at the direction of the Compensation Committee after it has considered the costs and benefits of doing so, incentive compensation (including bonus, incentive payment, and equity award) awarded or paid to an officer for a fiscal period if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Where the incentive compensation is not awarded or paid on a formulaic basis, the Committee may determine in its discretion the amount, if any, by which the payment or award should be reduced. In addition, if an officer engaged in intentional misconduct (as determined by the Committee in its sole discretion) that contributed to award or payment of incentive compensation to the officer that is greater than would have been paid or awarded in the absence of the misconduct, the Company may take other remedial and recovery action, as determined by the Committee.
Stock Ownership Requirements
In fiscal 2009, the Company adopted stock ownership requirements for executive officers. All executive officers are required to own and maintain at least 12,000 shares of common stock. All executive officers are in compliance with this requirement.
Hedging and Pledging Policy
In fiscal 2013 the Board revised the Company’s Corporate Governance Guidelines to prohibit transactions involving hedging and Company shares by directors and executive officers without the approval of the Board and to prohibit pledging of Company shares by directors and executive officers without the approval of a designated Trading Committee, which would review any risks of proposed transactions.
Impact of Tax Considerations
The Committee examined the equity compensation in light of the impact of section 162(m) of the Internal Revenue Code, which generally prohibits any publicly-held corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars in any taxable year to the Named Executive Officers (other than the Chief Financial Officer), subject to certain exceptions for performance-based compensation (paid only if an individual satisfies objective performance goals that the Committee has established in advance based on performance criteria approved by shareholders). RSUs granted to our Named Executive Officers are intended to satisfy the performance-based exception. In approving compensation types and levels, the Committee considers whether particular elements of that compensation will be deductible for federal income tax purposes. It reserves the ability to approve what it believes to be appropriate compensation, even if the Company may not be able to deduct all of that compensation under federal tax laws.
Conclusion
The Committee believes that each element of compensation and the total compensation provided to each of the Named Executive Officers is reasonable and appropriate. The value of the compensation payable to the Named Executive Officers is significantly tied to the Company’s performance and the return to its shareholders. The Committee believes that its compensation programs will allow the Company to continue to attract and retain a top-performing management team.
Report of the Compensation Committee of the Board of Directors
The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:
The Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 1, 2013, for filing with the SEC.
The foregoing report is provided by the following directors, who constituted the Committee during fiscal 2013.
Benjamin S. Carson, Sr., M.D., Chair
Charles T. Munger
Jill S. Ruckelshaus

Summary of Compensation
The following table sets forth information regarding compensation for each of the Named Executive Officers for fiscal 2013, 2012, and 2011.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4,5]	Total ($)
W. Craig Jelinek	2013	650,000	88,800	4,527,994	29,033	89,648	5,385,475
President and Chief Executive Officer	2012	662,500	168,233	3,870,300	21,226	88,514	4,810,773
	2011	649,999	99,200	2,496,024	811	89,831	3,335,865
Jeffrey H. Brotman	2013	350,000	88,800	4,527,994	38,151	98,140	5,103,085
Chairman of the Board	2012	356,731	198,820	3,870,300	30,483	82,637	4,538,971
	2011	350,000	198,400	3,120,030	5,076	83,083	3,756,589
Richard A. Galanti	2013	667,789	51,520	2,263,955	65,360	98,301	3,146,925
Executive Vice President, Chief Financial Officer	2012	664,922	79,222	1,935,150	49,801	96,605	2,825,700
	2011	644,995	79,360	1,560,015	2,066	103,575	2,390,011
Paul G. Moulton	2013	602,519	51,520	2,263,955	35,262	85,629	3,038,885
Executive Vice President, Information Systems	2012	598,672	78,022	1,935,150	32,786	79,053	2,723,683
	2011	577,485	79,360	1,560,015	1,748	84,420	2,303,028
Joseph P. Portera	2013	600,000	57,973	2,263,955	16,802	103,457	3,042,187
Executive Vice President, COO- Eastern & Canadian Divisions	2012	593,616	86,193	1,935,150	13,595	109,505	2,738,059
	2011	580,173	85,415	1,560,015	647	103,512	2,329,762
 _______________________

(1)	Amounts awarded under the Company’s executive cash bonus program.

(2)
Represents the grant-date fair value of performance-based RSUs granted to the Named Executive Officers during fiscal 2013, 2012 and 2011, which are earned upon attainment of performance criteria and subject to additional time-based vesting. These awards reflect the adjustment for the special dividend. The performance criteria are described under “Compensation Discussion and Analysis – Equity Compensation.” The grant-date fair value is calculated as the market value of the common stock on the measurement date less the present value of the expected dividends forgone during the vesting period. The measurement date is the date that the Compensation Committee establishes the performance conditions, near the end of the first fiscal quarter. These amounts thus do not reflect the amount of compensation actually received by the Named Executive Officer during the fiscal year.

(3)
Each Named Executive Officer (among certain other employees) is eligible to participate in the Company’s non-qualified deferred-compensation plan, which allows the employee to defer up to 100% of salary and bonus and to receive a Company match of up to 50% of the deferred amount, up to a maximum match of $5,000. The minimum deferral period is five years, and the matching credit vests ratably over five years unless the participant has attained a sum of age and years of service totaling 65, in which case the Company match vests in one year. Interest accrues on deferred amounts at the Bank of America prime rate. For contributions made after January 1, 1997, an additional 1% interest is credited upon the participant’s attaining a sum of age and years of service totaling 65. The amounts reported in this column represent the interest on the officer’s balance to the extent that it is “above market” – greater than 120% of the applicable federal long-term rate.

(4)	Detail is provided below in the Fiscal 2013 All Other Compensation table.

(5)
Executives, their families, and invited guests occasionally fly on the corporate aircraft as additional passengers on existing business flights. Any incremental cost to the Company is de minimis, and no amount is reflected in the table.

FISCAL 2013 ALL OTHER COMPENSATION

Name	Deferred Compen-sation Match ($)	401(k) Matching Contribution ($)[1]	401(k) Discretionary Contribution ($)[1]	Executive Life Insurance ($)	Health Care Insurance Premiums ($)	Vehicle Allowance ($)	Long-Term Disability Premiums ($)	Tax Gross-Up ($)[2]	Other ($)	Total All Other Compen-sation ($)
W. Craig Jelinek	5,000	500	22,500	3,880	29,442	16,332	6,493	3,724	1,777	89,648
Jeffrey H. Brotman	5,000	500	22,500	11,047	28,522	19,532	7,016	4,023	—	98,140
Richard A. Galanti	5,000	500	22,500	2,600	39,846	16,696	5,729	3,286	2,144	98,301
Paul G. Moulton	5,000	500	22,500	4,220	28,522	14,698	6,475	3,714	—	85,629
Joseph P. Portera	5,000	500	22,500	3,880	41,246	17,282	7,542	5,507	—	103,457
    _______________________

(1)
The Company has a 401(k) Retirement Plan that is available to all U.S. employees who have completed 90 days of employment. For all U.S. employees, with the exception of California union employees, the plan allows pretax deferral, for which the Company matches 50% of the first $1,000 of employee contributions. In addition, the Company provides each eligible participant an annual discretionary contribution based on salary and years of service. Vesting in the matching and discretionary contributions is 100% after five years of service.

(2)
Executives are compensated for additional tax costs associated with the Company’s payments on their behalf for long-term disability insurance. The insurance benefit is extended to all employees who are either at the level of senior vice-president and above or who are eligible to participate in the deferred compensation plan (approximately 900 eligible employees) and who have 20 or more years of service.

The following table provides information regarding grants of performance-based RSUs during fiscal 2013 to each of the Named Executive Officers.
FISCAL 2013 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards (#)[1]	Grant-Date Fair Value of Stock and Option Awards ($)[2]
W. Craig Jelinek	10/22/2012	10/16/2012	53,815	4,527,994
Jeffrey H. Brotman	10/22/2012	10/16/2012	53,815	4,527,994
Richard A. Galanti	10/22/2012	10/16/2012	26,907	2,263,955
Paul G. Moulton	10/22/2012	10/16/2012	26,907	2,263,955
Joseph P. Portera	10/22/2012	10/16/2012	26,907	2,263,955
    _______________________

(1)
Represents the number of performance-based RSUs granted to the Named Executive Officers during fiscal 2013 subject to attainment of the performance criteria described under “Compensation Discussion and Analysis – Equity Compensation.” After the end of fiscal 2013, the Committee determined that the performance criteria had been met and the awards were earned. The earned awards vest 20% on the first anniversary of the grant date and an additional 20% vest over each of the ensuing four years, with acceleration of vesting for long service. These awards reflect the adjustment for the special dividend as noted in "Compensation Discussion and Analysis - Equity Compensation."

(2)
Represents the grant-date fair value of RSU awards granted, computed as described in footnote 2 to the Summary Compensation Table above. These amounts reflect the adjustment for the special dividend as noted in "Compensation Discussion and Analysis - Equity Compensation."

The following table sets forth information regarding outstanding stock options and unvested stock awards held by each of the Named Executive Officers as of September 1, 2013.
OUTSTANDING EQUITY AWARDS AT FISCAL 2013 YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)[1]	Option Expiration Date[2]	Number of Shares or Units of Stock Unvested at Fiscal Year- End (#)[1,3]	Stock Award Grant Date[4]	Market Value of Shares or Units of Stock Unvested at Fiscal Year- End ($)[5]
W. Craig Jelinek	41,444	—	34.71	4/1/2014	3,586	10/22/2008	401,166
	80,722	—	40.69	4/1/2015	7,172	10/22/2009	802,332
					17,220	10/22/2010	1,926,401
					28,699	10/22/2011	3,210,557
					53,815	10/22/2012	6,020,284
Jeffrey H. Brotman	161,445	—	40.69	4/1/2015	7,173	10/22/2008	802,444
					14,352	10/22/2009	1,605,558
					21,526	10/22/2010	2,408,114
					28,699	10/22/2011	3,210,557
					53,815	10/22/2012	6,020,284
Richard A. Galanti	50,000	—	40.69	4/1/2015	3,586	10/22/2008	401,166
					7,172	10/22/2009	802,332
					10,761	10/22/2010	1,203,833
					14,348	10/22/2011	1,605,111
					26,907	10/22/2012	3,010,086
Paul G. Moulton	—	—	—	—	3,586	10/22/2008	401,166
					7,172	10/22/2009	802,332
					10,758	10/22/2010	1,203,497
					14,348	10/22/2011	1,605,111
					26,907	10/22/2012	3,010,086
Joseph P. Portera	—	—	—	—	3,586	10/22/2008	401,166
					7,172	10/22/2009	802,332
					10,761	10/22/2010	1,203,833
					14,348	10/22/2011	1,605,111
					26,907	10/22/2012	3,010,086
 _______________________

(1)	Reflects the adjustment for the special dividend.

(2)	Options vested 20% annually over five years from the grant date and are now fully vested. The grant date was ten years prior to the expiration date.

(3)
RSUs are granted subject to (a) satisfaction of one-year performance conditions and (b) vesting over four years thereafter. Beginning with grants in fiscal 2009, RSUs are also subject prior to termination to accelerated vesting for long service. Specifically, RSUs with the following grant dates vest as follows, assuming satisfaction of the one-year performance conditions:

Grant Date	Vesting
2008, 2009, 2010, and 2011
Vest 20% annually on each subsequent October 22, subject to accelerated vesting of 33%, 66% or 100% of unvested shares for those who attain 25, 30 or 35 years of service, respectively, with the residual vesting ratably over the remaining portion of the five-year vesting period.

2012
Subsequent to the end of fiscal 2013, the Compensation Committee certified that the performance criteria had been exceeded and the awards were earned. However, all grants are released annually on October 22. Therefore, the shares above do not reflect accelerated vesting for long service as the awards have not been released.

(4)	All stock awards are granted on October 22.

(5)	Based on the closing market price of $111.87 on August 30, 2013.

FISCAL 2013 OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding stock options that were exercised and stock awards that vested during fiscal 2013 for each of the Named Executive Officers.

	Option Awards[1]		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W. Craig Jelinek	120,000	7,940,489	40,331	3,940,365
Jeffrey H. Brotman	150,000	8,887,188	53,330	5,184,170
Richard A. Galanti	68,392	4,394,659	26,665	2,592,097
Paul G. Moulton	—	—	26,665	2,592,097
Joseph P. Portera	—	—	26,665	2,592,097
 _______________________

(1)	Awards reflect the adjustment for the special dividend as noted in "Compensation Discussion and Analysis - Equity Compensation."

FISCAL 2013 NON-QUALIFIED DEFERRED COMPENSATION
The following table provides information relating to the non-qualified deferred compensation plan for each of the Named Executive Officers. See Note 3 to the Summary Compensation Table above for additional information about the non-qualified deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Registrant Contributions in Last Fiscal Year ($)[2]	Aggregate Earnings in Last Fiscal Year ($)[3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)[4]
W. Craig Jelinek	253,000	5,000	102,451		2,591,897
Jeffrey H. Brotman	10,000	5,000	136,769		3,299,324
Richard A. Galanti	329,500	5,000	232,336		5,754,894
Paul G. Moulton	23,077	5,000	129,988	686,994	2,909,861
Joseph P. Portera	50,000	5,000	59,892		1,452,040
     _______________________

(1)	These amounts were also included in “Salary” or “Bonus” in the Summary Compensation Table.

(2)	These amounts were reported as “All Other Compensation” in the Summary Compensation Table.

(3)
The amount representing interest on the Named Executive Officer’s balance that is “above market” (greater than 120% of the applicable federal long-term rate), was included in “Change in Pension Value and Non-qualified Deferred Compensation Earnings” in the Summary Compensation Table.

(4)	Of the amounts in this column, the following amounts have also been reported in the Summary Compensation Table for fiscal 2013, 2012, and 2011:

Name	Reported for Fiscal 2013 ($)	Previously Reported for Fiscal 2012 ($)	Previously Reported for Fiscal 2011 ($)
W. Craig Jelinek	287,033	292,226	208,311
Jeffrey H. Brotman	53,151	45,868	20,076
Richard A. Galanti	399,860	391,801	366,566
Paul G. Moulton	63,339	61,324	28,479
Joseph P. Portera	71,802	68,595	55,647

Potential Payments Upon Termination or Change-in-Control
The Company does not have any change-in-control or severance agreements with any executive officer, director, or employee. Plans under which stock options and RSUs have been granted provide for accelerated vesting upon a change in control.1 The amounts shown in the following table reflect the potential value to the Named Executive Officers, as of the end of fiscal 2013, of full acceleration of all unvested RSUs upon a change in control of the Company and acceleration of unvested RSUs upon certain terminations of employment. (All options held by the Named Executive Officers at the end of fiscal 2013 are vested.) Under the Company’s Sixth Plan, in the event of a change in control, the Board (or other authorized plan administrator) may accelerate RSU vesting.
The amounts shown assume that a change in control was effective as of the last business day of fiscal 2013 (September 1, 2013) and that the price of Costco common stock on which the calculations were based was the closing price on August 30, 2013 ($111.87 per share). The amounts below are estimates of the incremental amounts that would be received upon a change in control or termination of employment; the actual amount could be determined only at the time of any actual change in control or termination of employment. For RSUs granted in 2008 and thereafter, in the event of a termination other than for cause: (i) proportional vesting (measured on a quarterly basis) occurs for the time period between termination and the grant date or grant date anniversary and (ii) accelerated vesting for long service occurs based on years of service. For purposes of the foregoing, the vesting formula for long service is 33% for 25 or more years of service; 66% for 30 or more years of service; and 100% for 35 or more years of service. RSUs granted after fiscal 2008 also provide for accelerated vesting for long service prior to termination. There is no accelerated vesting of RSUs in the event of a termination for cause.

ESTIMATED POTENTIAL INCREMENTAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL

Name	RSUs That May Vest Upon Change in Control[1,4]	Total Value of RSUs That May Vest Upon Change in Control ($)[3]	RSUs Vested Upon Termination Without Cause2, [4]	Total Value of RSUs Vested Upon Termination Without Cause ($)[3]
W. Craig Jelinek	110,492	12,360,740	38,385	4,294,130
Jeffrey H. Brotman	125,565	14,046,957	85,205	9,531,883
Richard A. Galanti	62,774	7,022,527	22,419	2,508,014
Paul G. Moulton	62,771	7,022,192	22,418	2,507,902
Joseph P. Portera	62,774	7,022,527	22,419	2,508,014
     _______________________

(1)	Column displays the maximum number of RSUs that, in the event of a change in control of the Company, the Board may choose to accelerate.

(2)	RSUs are granted subject to (a) satisfaction of one-year performance conditions and (b) vesting over four years thereafter.

(3)	Total value calculated assuming a termination or change-in-control date of September 1, 2013, and utilizing the market closing price on August 30, 2013 ($111.87 per share).

(4)	Values assume satisfaction of the performance conditions for the October 2012 grants, which were certified subsequent to the end of FY13.

__________________________
1For example, the Sixth Plan provides that in connection with a change of control, the Board may take any one or more of the following actions: (a) arrange for the substitution of options or other compensatory awards of equity securities other than shares (including, if appropriate, equity securities of an entity other than the Company) in exchange for stock awards; (b) accelerate the vesting and termination of outstanding stock awards so that stock awards can be exercised in full before or otherwise in connection with the closing or completion of the transaction or event, but then terminate; or (c) cancel Stock Awards in exchange for cash payments to Participants. The plan requires that if the Company merges with another entity in a transaction in which the Company is not the surviving entity or if, as a result of any other transaction or event, other securities are substituted for Company shares or shares may no longer be issued (a “Fundamental Transaction”), then the Board shall do one or more of the foregoing, contingent on the closing or completion of the Fundamental Transaction.

In the event that a Named Executive Officer’s employment with the Company is terminated, either voluntarily or involuntarily, the officer will receive the balance of the deferred compensation account no sooner than six months following termination of employment or death. The balances of each Named Executive Officer’s deferred compensation account as of the end of fiscal 2013 are set forth in the table above titled “Fiscal 2013 Non-qualified Deferred Compensation.” In addition, in the event of a threatened change in control of the Company, the Compensation Committee may take actions to protect the deferred compensation benefit of the participants, including accelerating vesting or terminating the deferred compensation plan and paying benefits to the participants.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is an executive officer or former officer of the Company. In addition, no executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.

Certain Relationships and Transactions
John W. Meisenbach is a principal shareholder of MCM, A Meisenbach Company. MCM provided consulting and brokerage services in managing the Company’s employee benefit and member insurance programs. For these services, MCM received total compensation from third-party insurers and the Company of $2.23 million in fiscal 2013.
Dennis R. Zook’s son was employed by the Company during fiscal year 2013 at an annual salary of $140,000 and received a bonus of $46,617 and an RSU grant of 2,000 shares. Thomas K. Walker’s son was employed by the Company during fiscal year 2013 at an annual salary of $131,200 and received a bonus of $40,000 and an RSU grant of 2,000 shares. These individuals also participate in benefit plans generally available to employees. Cash bonuses were awarded under terms and conditions comparable to those applicable to employees of the Company similarly situated. RSU grants are subject to terms and conditions affecting employees generally. No family members of executive officers or directors are executive officers of the Company.
These relationships and transactions were approved by the Audit Committee. The charter of the Audit Committee requires the Committee to review and approve all related-person transactions that are required to be disclosed under Item 404(a) of Regulation S-K. There were no transactions required to be reported in this Proxy Statement since the beginning of fiscal 2013 where this policy did not require review, approval or ratification or where this policy was not followed.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that during fiscal 2013, such SEC filing requirements were satisfied.
Report of the Audit Committee
As of October 15, 2013
To the Board of Directors:
We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended September 1, 2013.
We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received the written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board regarding the independent auditors’ communications with this Committee concerning independence and have discussed with the independent auditors their independence.
Based on the reviews and discussions referred to above, we recommended to the Board that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 1, 2013.
Charles T. Munger, Chair
Susan L. Decker
Daniel J. Evans

Code of Ethics for Senior Financial Officers
The Board has adopted a Code of Ethics for Senior Financial Officers. A copy of the Code of Ethics may be obtained at no charge by sending a written request to the Corporate Secretary, 999 Lake Drive, Issaquah, Washington 98027. If the Company makes any amendments to this code (other than technical, administrative, or non-substantive amendments) or grants any waivers, including implicit waivers, from this code to the chief executive officer, chief financial officer, or controller, we will disclose (on our website at www.costco.com through the Investor Relations page or in a Form 8-K report filed with the SEC) the nature of the amendment or waiver, its effective date, and to whom it applies.
INDEPENDENT PUBLIC ACCOUNTANTS
Information Regarding Our Independent Auditors
KPMG has served as our independent auditors since May 13, 2002. Upon recommendation of the Audit Committee, the Board has appointed KPMG as our independent auditors for the fiscal year 2014.
Services and Fees of KPMG
The following table presents fees for services rendered by KPMG for fiscal 2013 and fiscal 2012:

	2013	2012
Audit fees	$5,009,000	$4,751,000
Audit-related fees	536,000	401,000
Tax fees	372,000	358,000
All other fees	27,000	75,000
Total	$5,944,000	$5,585,000
KPMG was paid fees for the following types of services during fiscal 2013:

•
Audit Fees consist of fees paid for the audit of the Company’s annual consolidated financial statements included in the Annual Report on Form 10-K and review of interim condensed consolidated financial statements included in the quarterly reports on Form 10-Q and for the audit of the Company’s internal control over financial reporting. Audit fees also include fees for any services associated with statutory audits of subsidiaries and affiliates of the Company, and with registration statements, reports and documents filed with the SEC.

•
Audit-Related Fees consist of fees for audits of financial statements of certain employee benefit plans, audits and attest services not required by statute or regulations and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

•
Tax Fees consist of fees for the review or preparation of international income, franchise, value-added tax or other tax returns, including consultations on such matters, assistance with studies supporting amounts presented in tax returns, and consultations on various tax compliance matters.

•	Other Fees consist of fees for certain regulatory certifications, attestation reports at international locations, and executive education courses provided to Company employees.
Audit Committee Preapproval Policy
All services to be performed for the Company by KPMG must be preapproved by the Audit Committee or a designated member of the Audit Committee, as provided in the committee’s written policies. All services provided by KPMG in fiscal 2013 were pre-approved by the Audit Committee.
Annual Independence Determination
The Audit Committee has determined that the provision by KPMG of non-audit services to the Company in fiscal 2013 is compatible with KPMG’s maintaining its independence.
PROPOSAL 2:
RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
Subject to ratification by the shareholders at the Annual Meeting, the Audit Committee and the Board have selected KPMG to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending August 31, 2014. KPMG has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended September 1, 2013. KPMG has served the Company as independent auditors since May 13, 2002. Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
Vote Required
The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of KPMG.
The Board of Directors unanimously recommends that you vote FOR Proposal 2.
PROPOSAL 3:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by Section 14A of the Securities Exchange Act of 1934, we are asking for your advisory (non-binding) vote on the following resolution (“say on pay”):
“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”
The Board will include say on pay votes in the Company’s proxy materials annually until the next required shareholder vote on the frequency of such votes. The Board and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to create a successful company. If fully earned based on the achievement of performance targets, equity compensation in the form of restricted stock units that are subject to further time-based vesting is the largest component of executive compensation. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards and performance conditions for awards of restricted stock units) and long-term incentives (including equity awards that vest over up to five years) and share ownership guidelines reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.
PROPOSAL 4:
SHAREHOLDER PROPOSAL TO CHANGE CERTAIN VOTING REQUIREMENTS
In response to a shareholder proposal, if the proposal is properly presented at the meeting, the Company will hold a vote on a resolution urging the Board of Directors to take all necessary steps to eliminate voting requirements in the certificate of incorporation and bylaws that call for margins greater than a simple majority of shares voting.
PROPOSAL TO CHANGE CERTAIN VOTING REQUIREMENTS
RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.
SUPPORTING STATEMENT
Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by a status quo management.
This proposal topic won from 74% to 88% support in Weyerhauser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner. Currently a 1%-minority can frustrate the will of our 66%-shareholder majority that seeks to improve to our corporate governance.
This proposal should also be more favorably evaluated due to our company’s shortcomings in its corporate governance as reported in 2013:
GMI Ratings, an independent investment research firm, negatively flagged our company for not having an independent chairman, the percentage of long-tenure, aging directors suggested a problem with board entrenchment and there was no non-executive member of the audit committee who had substantial industry knowledge. Also negatively flagged for having no non-executive director who had expertise in risk management, did not disclose specific numeric performance targets of CEO performance, paid long-term incentives to CEO for below par performance, no clawback policy and excessive CEO pension.
Our board continued to have a large number of executives and non-independent directors serving as members. Our company was involved in many related-party transactions. Our board had the ability to issue blank-check preferred stock and the authority to change its size without shareholder approval.
Our board displayed numerous characteristics indicating a lack of independence from management.  Four company executives served on the 14-member board and our company engaged in numerous related-party transactions. In addition to Mr. Sinegal and executive Chair Jeffrey Brotman, Mr. Galanti, and Mr. Jelinek served on our board.
Returning to the core topic of this proposal from the context of our clearly improvable corporate climate, please vote to protect shareholder value.

BOARD OF DIRECTORS’ RESPONSE TO PROPOSAL 4

Your Board of Directors believes that eliminating existing voting provisions under our governance documents that require approval by greater than a simple majority of shares voting is not in the best interests of our shareholders.

Current Voting Requirements

Under our governing documents, a simple majority vote standard already applies to nearly all matters submitted to a shareholder vote. As permitted by Washington law, our Articles of Incorporation provide that three actions require shareholder approval by more than a simple majority vote:

•
Approval by two-thirds of the shares outstanding is required: to amend the Articles of Incorporation regarding classification of the board, which is the subject of Proposal 5; and to amend the provision in the Articles of Incorporation dealing with removal of directors only for cause; and

•	Approval by a majority of the shares outstanding is required for shareholders to remove a director.

The Board believes that these protect shareholders and reduce unnecessary disruption of the Company, without unduly restricting shareholders’ rights to act on important matters.

Our bylaws have no separate requirement for voting margins greater than a majority of shares voting.

The Proponent’s Claims Are Misguided

The proponents do not allege that the economic performance of the Company or its returns to shareholders have been unsatisfactory or that the voting requirements they challenge have actually impeded the Company’s operating performance. Additionally, several claims made by the proponents are, in the Company’s view, simply false, including:

•	The proponents suggest that there is an “excessive” CEO pension, when in fact there is no pension at all.

•
Similarly, the proponents mistakenly assert that there is no non-executive director with expertise in risk management. In fact, Charles Munger, chair of our Audit Committee, has served for many years as Vice Chairman of Berkshire Hathaway Company, an owner of successful insurance businesses, and brings considerable risk management skills to the Board.

•	Finally, the proponents falsely state that the Company has no “clawback” policy when in fact it does (see page 15).

Amendments Concerning the Classified Board

As explained in the discussion below concerning Proposal 5, the Board believes that the classified board has served and continues to serve the interests of the Company and its shareholders. Accordingly, it believes that a change in voting requirements that would dilute the force of this structure is undesirable.

Amendments Concerning Removal of Directors Only for Cause

Our Articles provide that a director may be removed only for “cause” and only by approval of a majority of the shares outstanding, as opposed to a simple majority of votes cast. This is not a “supermajority” vote standard. “Cause” is defined narrowly: (i) conviction of a felony and such conviction is no longer subject to direct appeal or (ii) adjudication of gross negligence or dishonest conduct in the performance of a director's duty to the corporation by a court and such adjudication is no longer subject to direct appeal. Directors may be removed for cause by the shareholders only at a special meeting called for that purpose, which can be called only by the Board or by shareholders of record holding at least 10% of the shares outstanding. We believe that the current standard is in shareholders’ interests because it ensures a broader shareholder voice in a very important, yet highly unlikely, event of a vote on removing a director for cause.

The current majority vote standard for removal of a director for cause is not an impediment to other shareholder rights regarding directors. Shareholders are permitted to nominate director candidates pursuant to Article 2 of our Bylaws and can vote for certain directors each year at the annual meeting.

The Board is Committed to Acting in the Best Interests of Shareholders and Acting Responsively

Our directors are committed to acting in the best interests of the Company and our shareholders and acting responsively to shareholder concerns. In August 2010 the Board amended the Company’s bylaws to require that if in any uncontested election of directors a nominee receives a greater number of “withhold” votes than votes “for,” the nominee will offer his or her resignation to the Board. A committee of independent directors whose election is not at issue will determine and publicly report the action to be taken with respect to the resignation offer. This policy has enhanced the accountability of directors. In addition, following passage of a shareholder proposal last year urging the Board to take steps to eliminate classification of the Board, our Board this year is providing shareholders with the opportunity to vote on a proposal (Proposal 5) to amend the Articles of Incorporation to phase out the classification of the Board. Shareholders have consistently registered their approval of the Board's decision making, re-electing directors (including those who are also officers of the Company) by an average margin of nearly 96% of the votes cast in the last three elections.

Approval Process

Shareholder approval of this proposal would not itself amend the Articles of Incorporation. The Board must first authorize any amendments to the Articles, and shareholders would then have to approve each of those amendments with an affirmative vote of not less than two-thirds of the outstanding shares entitled to vote generally in the election of directors.

For the reasons set forth above, your Board of Directors believes that Proposal 4 is not in the best interests of the Company and its shareholders and unanimously recommends that you vote AGAINST it.
PROPOSAL 5:
PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO CHANGE THE METHOD OF ELECTING DIRECTORS

Since the Company went public in 1985, its Articles of Incorporation have required that directors be elected for three-year terms and that approximately one-third of the board seats are up for election every year. The Board believes that this classified board structure has contributed to the Company’s long-term operational success and delivery of strong shareholder returns. This Proposal offers shareholders the opportunity to decide whether to amend the Articles to change that well-established structure and replace it with annual elections, i.e., to declassify the board. As further explained below, the Board is making no recommendation as to voting “for” or “against” the amendment, but each director has advised the Company that as a shareholder he or she intends to vote against the proposal.

THE COSTCO MODEL FOR SHAREHOLDER VALUE CREATION IS GROUNDED IN A BOARD THAT IS COMMITTED TO COSTCO FOR THE LONG-TERM

The Costco model leverages a long-term approach to generate extraordinary growth of shareholder value. The Company is guided by directors who have made a substantial commitment to the Company by dedicating themselves to three-year terms on the board. The Board knows that transitory increases in Costco’s share price might be achieved if prices were raised, wages were cut, suppliers were pressed for onerous terms, and the balance sheet were burdened with leverage. These are the changes that short-term shareholders or short-term board members might seek. But Costco’s Board, with its long-term commitment to serving shareholders, has determined that such actions would damage the long-term value of the Company by harming relationships with members, employees, and suppliers.

THE CLASSIFIED STRUCTURE OF THE COSTCO BOARD IS AN INTEGRAL COMPONENT OF THE COSTCO MODEL, WHICH HAS PROVEN ITS ABILITY TO RETURN VALUE TO SHAREHOLDERS

Under the current classified board structure, Costco has demonstrated sustained, strong financial performance. In the three decades since its founding, Costco has grown to be the fourth largest retailer in the world, with over 180,000 employees around the globe. Net sales have grown at an annualized rate of 13.5% since Costco Wholesale was taken public in 1985. Net income has grown at an annualized rate of 13.8% over that same period.

Total shareholder return (TSR), which includes share price appreciation and dividends, has been exemplary:

In addition to delivering significant increases in the share price, the Board has been vigilant in seeing capital returned to shareholders. Since 2004, the Company has raised its annual dividend from forty cents to $1.24 and repurchased approximately $6.7 billion of the Company’s shares. In December 2013, the Company paid a special cash dividend of over $3 billion, or $7.00 per share.

THE BOARD IS ACCOUNTABLE TO SHAREHOLDERS

The Board has enjoyed a history of good relations with shareholders and believes it is important that corporate boards be accountable to shareholders. History has demonstrated that accountability. Examples include:

•
Several years ago the Board adopted a voting policy, requiring any board nominee who receives a greater number of “withhold” votes than votes “for” in an uncontested election of directors to offer his or her resignation to the Board, and since that time our directors have been re-elected with support from over 95% of votes cast.

 _______________________

(1)	Source: FactSet, Market data as of 15-Sep-2013. Key Comparable Companies include Kroger, Target and Wal-Mart; Large Cap Retailers include Best Buy, Kohl’s, Safeway, Staples and Walgreens.

•
At each “say on pay” advisory vote, the Company’s annual vote has confirmed strong shareholder support for the Company’s compensation policy, receiving over 97% support each year. Our executive officers are compensated well below peer median and have been for many years.

•
Another key attribute of accountability is the right of holders of as few as 10% of the Company's outstanding shares to call a special meeting of shareholders. This is a relatively low threshold, empowering shareholders who think change may be needed.

THE COSTCO MODEL’S LONG-TERM FOCUS EXTENDS BEYOND THE BOARD AND INCLUDES EMPLOYEES AND MEMBERS

The Company seeks to develop the same long-term relationship with its employees that it has with the Board. Employees working in the Company’s membership warehouses receive pay and benefits more generous than their counterparts at competitors. This long-term investment in its workforce has benefited the Company with greater loyalty, and the Company consequently benefits through what it believes to be the lowest employee turnover rates and the lowest “shrink” (inventory loss) rate in the industry.

Equity grants are a meaningful portion of compensation for a large number of employees (including more than 2,000 managers and assistant managers in our membership warehouses in the United States), and grants vest over long periods, up to five years. For senior management in fiscal 2013, over 70% of compensation was in the form of equity. Executive officers individually have shares owned outright with valuation of up to $31 million as of the record date. A long-term view gives senior management confidence in their roles and means that they do not need to seek short-term gains. In addition, relative compensation measures indicate the Company’s senior management is generally compensated well below the peer median.

The Company is also recognized for its long-term approach to its members. Through its investments in lower pricing - seeking to bring goods to market with the lowest cost, through expense control and minimal mark-ups - the Company has developed what it believes to be a very strong reputation among its members for offering low prices, which the Company terms pricing authority. The Board and the Company have consistently determined that instead of raising short-term margins it is better to build loyalty among Costco members by charging lower prices. That strategy has resulted in over 86% of members renewing their memberships, and especially strong growth in member traffic in recent years.

THE “NO RECOMMENDATION” POSITION OF THE BOARD ON THE PROPOSED AMENDMENT

The Board of Directors has studied the potential benefits and harms of declassification for over ten years, including various studies of companies with classified boards. Academic studies have explored the possibility that a company with a classified board might: be less accountable to shareholders; have a lower firm valuation; return lower gains to shareholders in the event of a takeover; engage in value-decreasing acquisitions; have lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance; or have a higher takeover premium, but with a lower likelihood of an acquisition occurring. While reviewing these studies over the years, and recognizing that the findings may be relevant for many companies, the Board has noted the gap between those adverse possibilities and the very positive experiences of Costco shareholders.

Shareholders can see this gap for themselves. They can look at the 1993 merger with The Price Company to see that a board and management team with a long-term focus achieved merger synergies without laying off employees or targeting only transitory gains. They can look to the performance charts above and see that lower valuations are not an issue at Costco. Shareholders also can analyze Costco’s executive compensation program and know that they are not dealing with a Board or management team that is insensitive to performance.

The Board believes that a significant benefit associated with a classified board structure is that it serves as a safeguard against short-term shareholders agitating for changes inconsistent with a long-term value creation. The Board recognizes that the classified structure could delay the success of an acquisition proposal that has broad shareholder support, but is opposed by the Board. The Board also acknowledges that there may be situations where the Board and some shareholders do not agree about what a full and fair acquisition proposal might be. The Board believes, however, that the risk of any value loss through a delay in a transaction pales in comparison to the protection that the structure provides against abusive or improvident tactics. Accordingly, all Board members in their capacity as shareholders will be voting against the proposed amendment.

BASED ON THE BOARD’S BELIEF THAT A CLASSIFIED BOARD STRUCTURE HAS BENEFITED COSTCO, WHY IS THE BOARD PRESENTING THE PROPOSAL TO SHAREHOLDERS?

Believing the advantages of classification of the Board outweighed the disadvantages, the Board opposed a shareholder proposal calling for declassification of our Board at the Company’s 2013 annual meeting of shareholders. Although a majority of shareholders voting disagreed with the Board’s recommendation, they did so in numbers far below the two-thirds of shares outstanding necessary to amend the provision in our Articles of Incorporation concerning the classified board.

Following last year’s meeting and prior to proposing the amendment, members of the Board and management held discussions with shareholders, representing over 20% of the outstanding shares as of the most recent quarter end, to discuss views about classified boards generally and the use of the structure at the Company specifically. These discussions showed that some shareholders support annual elections and some shareholders support the current structure at Costco. In light of the prior elections and more recent information, the Board concluded that shareholders should be afforded the opportunity to vote on amending the Articles to declassify the Board.

Washington law provides that for an amendment to the articles of incorporation to be adopted the board "must recommend the amendment to the shareholders unless . . . the board . . . determines that because of conflict of interest or other special circumstances it should make no recommendation. . . ." If permitted by the Washington corporate statute, the Board would have provided the shareholders an opportunity to vote on the amendment but with a recommendation that shareholders vote against the amendment, because the Board believes that the current structure continues to benefit shareholders. Instead, the Board is making no recommendation because it believes that special circumstances exist: while the Board favors bringing the matter to a shareholder vote, each director has notified the Company that he or she, acting as a shareholder, intends to vote against the Proposal. The directors collectively own over two million shares. As a result, the Board has determined to make no recommendation.

APPROVAL PROCESS

The proposed amendment would amend Article V of the Company's Articles of Incorporation in its entirety to read as set forth below under the heading "Text of the Proposed Amendment to Article V of the Articles of Incorporation." For the amendment to be approved, an affirmative vote is required of not less than two-thirds of the outstanding shares entitled to vote generally in the election of directors. If approved by the required vote, the Proposal would be effected by filing of Articles of Amendment to the Articles of Incorporation. If the amendment becomes effective, the directors standing for election at the 2015 annual meeting will stand for election for a one-year term expiring at the 2016 annual meeting, and they and their successors would stand for one-year terms thereafter. The amendment would not shorten the terms to which the Company’s shareholders have previously elected directors. This means that the Board’s other directors (who would not stand for election at the 2015 annual meeting) will continue to hold office until the end of the terms for which they were elected, and they and their successors will stand for one-year terms thereafter.

TEXT OF THE PROPOSED AMENDMENT TO ARTICLE V OF THE ARTICLES OF INCORPORATION

The text of the proposed amendment reads as follows:

"Subject to the rights of holders of any series of Preferred Stock then outstanding, commencing with the annual meeting of shareholders in 2015, directors shall be elected annually for terms expiring at the next annual meeting of shareholders; provided, however, that any director elected prior to the annual meeting of shareholders in 2015 for a term that expires at the annual meeting of shareholders in 2016 or the annual meeting of shareholders in 2017 shall continue to hold office until the end of the term for which such director was elected. The division of directors into classes shall terminate at the annual meeting of shareholders in 2017, from and after which all directors will stand for election annually. In the case of any vacancy on the board of directors, including a vacancy created by an increase in the number of directors, the vacancy may be filled by the board of directors for a term of office continuing until the next election of directors by the shareholders.

"Notwithstanding anything contained in this Article V to the contrary, each director shall serve until his successor is duly elected and qualified, until there is a decrease in the number of directors or until the director’s earlier death, resignation or removal; provided, however, that no reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires."
OTHER MATTERS
Neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their judgment.
SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING
In order for a shareholder proposal to be included in the proxy statement for the 2015 annual meeting of shareholders, it must comply with the SEC Rule 14a-8 and be received by the Company no later than August 18, 2014. Proposals may be mailed to the Company, to the attention of the Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027. A shareholder who intends to present a proposal at the Company’s annual meeting in 2015, other than pursuant to Rule 14a-8, must comply with the requirements as set forth in our Bylaws, provide the Company notice of such intention by at least November 1, 2014, and such proposal must be a proper matter for shareholder action under Washington corporate law, or management of the Company will have discretionary voting authority at the 2015 annual meeting with respect to any such proposal without discussion of the matter in the Company’s proxy statement.
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
The fiscal 2013 Annual Report to Shareholders (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this Proxy Statement and our fiscal 2013 Annual Report to Shareholders are available at www.costco.com, through the Investor Relations page. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K filed with the SEC will be provided to shareholders without charge upon written request directed to Investor Relations. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.

GENERAL INFORMATION
List of Shareholders of Record. A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Pacific time, at the office of the Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.
The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.
As permitted by SEC rules, the Company will deliver only one Annual Report or Proxy Statement to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy of the Annual Report or Proxy Statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Annual Report or Proxy Statement in the future. Registered shareholders wishing to receive a separate Annual Report or Proxy Statement in the future or registered shareholders sharing an address wishing to receive a single copy of the Annual Report or Proxy Statement in the future may contact the Company’s Transfer Agent: BNY Mellon Shareowner Services, 480 Washington Blvd., Jersey City, NJ 07310; (800) 249-8982.

By order of the Board of Directors,

John Sullivan
Secretary

COSTCO WHOLESALE

COSTCO WHOLESALE CORPORATION
999 LAKE DRIVE
ISSAQUAH, WA 98027

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:			
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Susan L. Decker   02 Richard M. Libenson   03 John W. Meisenbach   04 Charles T. Munger

	For	Against	Abstain
The Board of Directors recommends you vote FOR proposals 2 and 3.			
2 Ratification of selection of independent auditors.	☐	☐	☐
3 Approval, on an advisory basis, of executive compensation.	☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:			
4 Consideration of shareholder proposal to change certain voting requirements.	☐	☐	☐
The Board of Directors makes no recommendation on the following proposal:			
5 To amend the Articles of Incorporation to change the method of electing directors.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

02 0000000000

0000188384_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

Costco Wholesale Corporation
999 Lake Drive, Issaquah, Washington 98027
Proxy for the January 30, 2014 Annual Meeting
This Proxy is Solicited by the Board of Directors

The undersigned shareholder of Costco Wholesale Corporation (the "Company") hereby appoints Jeffrey H. Brotman and W. Craig Jelinek, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, to vote all of the shares of Common Stock of the Company held of record by the undersigned on November 25, 2013, at the Annual Meeting of Shareholders to be held at the Meydenbauer Center, Center Hall, 11100 NE 6th Street, Bellevue, Washington 98004, on Thursday, January 30, 2014 at 4:00 p.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present upon all matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. **IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED "FOR " PROPOSALS 1, 2 AND 3, AGAINST PROPOSAL 4, TO ABSTAIN ON PROPOSAL 5, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.**

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000188384_2 R1.0.0.51160